Item 77D: Treasury Portfolio (a series of
Investors Cash Trust)


The following change to Treasury Portfolio's
Principal Investment Strategy is effective July 17,
2015:
The fund operates as a "government money market fund," as such term is defined under federal regulations. The fund invests 99.5% or more of its total assets at the time of investment in cash and short-term US Treasury securities.

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